Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

August 26, 2004

International Securities Exchange, Inc.

60 Broad Street

New York, NY 10004

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333-117145) filed by you with the Securities and Exchange Commission on July 2, 2004, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of your common stock, par value $0.01 per share (the “Shares”) for an aggregate price to the public of up to $100,000,000. The Shares include an over-allotment option granted to the underwriters of the offering to purchase additional shares of common stock in the manner described in the Registration Statement. We understand that the Shares are to be sold by you and certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement to be filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares and have examined such records and documents and certificates of public officials and of your representatives as we have deemed necessary to form a basis for the opinions expressed herein.

Based on and subject to the foregoing and subject also to the comments and qualifications set forth below, and having regard to legal considerations that we deem relevant, we are of the opinion that (i) the Shares to be sold by you, when duly authorized and issued and sold in the manner described in the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

We express no opinion as to the laws of any jurisdiction other than the federal Securities Laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

Very truly yours,

/S/    MILBANK, TWEED, HADLEY & MCCLOY LLP